Exhibit 2.2

THIRD AMENDMENT

This Third Amendment (this “Amendment”) to the Stock Purchase Agreement, dated as of November 5, 2005, by and between Rentech Development Corporation and Royster-Clark, Inc. (as amended on February 8, 2006 and March 8, 2006, the “SPA”) is made on March 8, 2006.

In accordance with Section 9.1(a) of the SPA, effective as of the date hereof, clause (b) of Section 5.16 of the SPA is hereby amended by replacing the phrase “on or prior to March 15, 2006” with the phrase “on or prior to March 22, 2006.”

This Amendment amends the terms of the SPA and is deemed incorporated into, and governed by all other terms of, the SPA.  The provisions of the SPA, as amended by this Amendment, shall remain in full force and effect.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ROYSTER-CLARK, INC.

By:	/s/Richard Gearheard

Name:	Richard Gearheard
Title:	CEO

RENTECH DEVELOPMENT CORPORATION

By:	/s/ D. Hunt Ramsbottom

Name:	D. Hunt Ramsbottom
Title:	President and CEO